MICHAEL K. HAIR, P.C.
                                ATTORNEY AT LAW
                             7407 E. IRONWOOD COURT
                           SCOTTSDALE, ARIZONA 85258

                           TELEPHONE: (480) 443-9657
                              FAX: (480) 443-1908

April 7, 2005


Ms. Beverly A. Singleton
Division of Corporate Finance
United States Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549
Telephone: 202-942-1912

Re:  American Southwest Holdings, Inc.
     Item 401 Form 8-K, filed April 1, 2005
     File NO. 0-27947

Dear Ms. Singleton:

     We received the signed Exhibit 16 from Shelley International CPA today and simultaneously with this letter we are filing the Form 8-K/A.

     Please let me know if you have any additional questions or comments. If you have no further questions or comments and the Form 8-K/A meets with your approval, please forward your "no further comments" letter to me at your earliest convenience.

                                         Very truly yours,

                                         Michael K. Hair, P.C.


                                         By: /s/ Michael K. Hair
                                             -----------------------------------
                                             Michael K. Hair, President